Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $0.61

•
Net earnings of $137.4 million, or $0.61 per diluted share, which included a partial reversal of the state deferred tax asset valuation allowance of $41.3 million, or $0.18 per diluted share, compared to net earnings of $452.7 million, or $2.06 per diluted share, which included a partial reversal of the deferred tax asset valuation allowance of $403.0 million, or $1.85 per diluted share

•	Deliveries of 4,464 homes – up 39%

•	New orders of 5,705 homes – up 27%; cancellation rate of 14%

•	Backlog of 6,163 homes – up 55%; backlog dollar value of $1.9 billion – up 76%

•	Revenues of $1.4 billion – up 53%

•	Gross margin on home sales of 24.1% – improved 160 basis points

•	S,G&A expenses as a % of revenues from home sales of 10.9% – improved 230 basis points

•	Operating margin on home sales of 13.3% – improved 410 basis points

•	Lennar Homebuilding operating earnings of $158.4 million, compared to $55.8 million

•	Lennar Financial Services operating earnings of $29.2 million, compared to $18.0 million

•
Rialto Investments operating earnings totaled $2.8 million (net of $5.7 million of net earnings attributable to noncontrolling interests), compared to $4.3 million (net of $3.2 million of net earnings attributable to noncontrolling interests)

•	Lennar Homebuilding cash and cash equivalents of $728 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 51.5%

•	No outstanding borrowings under the $525 million credit facility, which in June 2013 was increased to $950 million and extended to June 2017

(more)

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Miami, June 25, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2013. Second quarter net earnings attributable to Lennar in 2013 were $137.4 million, or $0.61 per diluted share, which included a partial reversal of the state deferred tax asset valuation allowance of $41.3 million, or $0.18 per diluted share, compared to second quarter 2012 net earnings attributable to Lennar of $452.7 million, or $2.06 per diluted share, which included a partial reversal of the deferred tax asset valuation allowance of $403.0 million, or $1.85 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “Against the backdrop of recent investor concerns over mortgage rate increases, we believe that our second quarter results together with real time feedback from our field associates continue to point towards a solid housing recovery. Our second quarter results reflect significant improvement in all of our key homebuilding and financial services metrics. Demand in all of our markets continues to outpace supply which is constrained by limited land availability and fewer competing homebuilders. At the same time, affordability remains high and despite recent interest rate increases, we have seen very little impact on sales or pricing.”
“As we have discussed on prior calls, conflicting macroeconomic data and interest rates reverting to normal levels can create headline risk to an otherwise straight-line recovery. However, the fundamentals of the homebuilding industry continue to be primarily driven by high affordability levels, favorable monthly payment comparisons to rentals, and overall supply shortages.”
Mr. Miller continued, “New home production lagged population growth and household formation during the recent economic downturn. New development activity is just starting to accelerate, but land availability will continue to be a constraint for some time, given the length of the downturn. Fortunately, Lennar has been an active buyer of land over the last several years and we are well positioned to succeed in this environment.”
“During the second quarter, our gross margin percentage on home sales improved to 24.1%, while our S,G&A % of home sales came in under 11% for the first time since our third quarter of 2006. Our operating leverage should continue to improve, driven by our higher new orders. During the quarter, our El Toro joint venture, which is managed by FivePoint Communities, contributed $13.0 million of earnings to our bottom line. Meanwhile, our financial services business generated $29.2 million of earnings during the quarter, as the refinance business continued its strong performance.”
Mr. Miller concluded, “Our homebuilding and financial services businesses are performing at a high level, while our ancillary businesses continue to mature. With a strong backlog at quarter-end, growing demand and the next phase of the housing recovery continuing to show strength, we are well positioned for another year of solid housing profitability.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2013 COMPARED TO
THREE MONTHS ENDED MAY 31, 2012
Lennar Homebuilding
Revenues from home sales increased 58% in the second quarter of 2013 to $1,256.3 million from $796.4 million in the second quarter of 2012. Revenues were higher primarily due to a 39% increase in the number of home deliveries, excluding unconsolidated entities, and a 13% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 4,449 homes in the second quarter of 2013 from 3,192 homes in the second quarter of 2012. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $283,000 in the second quarter of 2013 from $250,000 in the same period last year. Sales incentives offered to homebuyers were $20,200 per home delivered in the second quarter of 2013, or 6.7% as a percentage of home sales revenue, compared to $29,800 per home delivered in the same period last year, or 10.7% as a percentage of home sales revenue, and $23,300 per home delivered in the first quarter of 2013, or 8.0% as a percentage of home sales revenue.
Gross margins on home sales were $303.3 million, or 24.1%, in the second quarter of 2013, compared to $179.0 million, or 22.5%, in the second quarter of 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales and an increase in the average sales price of homes delivered, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $6.1 million in the second quarter of 2013, compared to $2.7 million in the second quarter of 2012.
Selling, general and administrative expenses were $136.6 million in the second quarter of 2013, compared to $105.4 million in the second quarter of 2012. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.9% in the second quarter of 2013, from 13.2% in the second quarter of 2012, due to improved operating leverage as a result of increased absorption per community.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $13.5 million in the second quarter of 2013, related to the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities, primarily as a result of sales of homesites to third parties by one unconsolidated entity that resulted in $13.0 million of equity in earnings. This compared to Lennar Homebuilding equity in earnings (loss) of ($9.4) million in the second quarter of 2012, which included $5.4 million of valuation adjustments related to asset sales at Lennar Homebuilding's unconsolidated entities.
Lennar Homebuilding other income (expense), net, totaled ($2.7) million in the second quarter of 2013, compared to Lennar Homebuilding other income (expense), net, of $12.8 million in the second quarter of 2012, primarily due to a $15.0 million gain on the sale of an operating property.

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Lennar Homebuilding interest expense was $54.8 million in the second quarter of 2013 ($29.0 million was included in cost of homes sold, $0.7 million in cost of land sold and $25.1 million in other interest expense), compared to $44.8 million in the second quarter of 2012 ($20.4 million was included in cost of homes sold, $0.6 million in cost of land sold and $23.8 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $29.2 million in the second quarter of 2013, compared to $18.0 million in the second quarter of 2012. The increase in profitability in the segment's mortgage and title operations was primarily due to an increase in the volume of transactions and a higher profit per transaction.
Rialto Investments
Operating earnings for the Rialto Investments segment were $2.8 million in the second quarter of 2013 (which included $8.5 million of operating earnings offset by $5.7 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $4.3 million (which included $7.5 million of operating earnings offset by $3.2 million of net earnings attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $25.7 million in the second quarter of 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $33.5 million in the same period last year. Revenues decreased primarily due to lower interest income as a result of a decrease in the segment's portfolio of loans. Expenses in this segment were $28.3 million in the second quarter of 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $3.5 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $30.2 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses in the same period last year. Expenses decreased primarily due to a decrease in loan servicing expenses.
Rialto Investments equity in earnings from unconsolidated entities was $4.5 million in the second quarter of 2013, which primarily included $4.3 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities was $5.6 million in the second quarter of 2012, which included $2.5 million of interest income earned by the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”) and $3.0 million of equity in earnings related to the Rialto Real Estate Fund (the "Fund I").

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The segment also had other income (expense), net, of $6.6 million in the second quarter of 2013, which consisted primarily of realized gains on the sale of real estate owned (“REO”) of $18.5 million and rental income, partially offset by expenses related to owning and maintaining REO and REO impairments. Rialto Investments other income (expense), net, was ($1.4) million in the second quarter of 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments of REO, partially offset by realized gains on the sale of REO of $8.4 million and rental income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $33.9 million, or 2.4% as a percentage of total revenues, in the second quarter of 2013, compared to $29.2 million, or 3.1% as a percentage of total revenues, in the second quarter of 2012. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of variable compensation expense.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $5.4 million and $1.7 million, respectively, in the second quarter of 2013 and 2012. Net earnings attributable to noncontrolling interests during the second quarter of 2013 were primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the second quarter of 2012 were primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by a net loss attributable to noncontrolling interests in the Company's homebuilding operations.
Income Taxes
During the second quarter of 2013, the Company concluded that it was more likely than not that a portion of its state deferred tax assets would be utilized. This conclusion was based on additional positive evidence including actual and forecasted earnings, as well as the Company generating cumulative pre-tax earnings over a rolling four year period including the second quarter of 2013. Accordingly, during the second quarter of 2013, the Company reversed $41.3 million of its valuation allowance against its state deferred tax assets. This reversal was offset by a tax provision of $60.8 million primarily related to second quarter 2013 pre-tax earnings. Therefore, the Company had a $19.5 million provision for income taxes in the second quarter of 2013. As of May 31, 2013, the Company's remaining valuation allowance against its deferred tax assets was $22.5 million, which is primarily related to state net operating loss carryforwards that may expire due to short carryforward periods. During the second quarter of 2012, the Company reversed $403.0 million of its valuation allowance against its deferred tax assets.

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Debt Transactions
During the second quarter of 2013, the Company issued an additional $50 million of the 4.750% Senior Notes due 2022 in a private offering under SEC Rule 144A. The net proceeds of the sale will be used for working capital and general corporate purposes, which may include repayment or repurchase of its other outstanding senior notes. In addition, during the second quarter of 2013, the Company retired $63.0 million of the 5.95% Senior Notes due 2013 for 100% of the outstanding principal amount plus accrued and unpaid interest as of the maturity date.
Credit Facility
In June 2013, the Company increased the aggregate principal amount of its unsecured revolving credit facility (the “Credit Facility”) to $950 million, which includes a $33 million accordion feature, subject to additional commitments, and extended the Credit Facility's maturity date to June 2017. The proceeds available under the Credit Facility may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. Additionally, the Company terminated its $150 million Letter of Credit and Reimbursement Agreement and its $50 million Letter of Credit and Reimbursement Agreement.
SIX MONTHS ENDED MAY 31, 2013 COMPARED TO
SIX MONTHS ENDED MAY 31, 2012
Lennar Homebuilding
Revenues from home sales increased 50% in the six months ended May 31, 2013 to $2.1 billion from $1.4 billion in 2012. Revenues were higher primarily due to a 35% increase in the number of home deliveries, excluding unconsolidated entities, and a 12% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 7,623 homes in the six months ended May 31, 2013 from 5,664 homes in the same period last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $277,000 in the six months ended May 31, 2013 from $248,000 in the six months ended May 31, 2012. Sales incentives offered to homebuyers were $21,500 per home delivered in the six months ended May 31, 2013, or 7.2% as a percentage of home sales revenue, compared to $31,700 per home delivered in the same period last year, or 11.3% as a percentage of home sales revenue.
Gross margins on home sales were $492.3 million, or 23.3%, in the six months ended May 31, 2013, compared to $306.8 million, or 21.8%, in the six months ended May 31, 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $9.1 million in the six months ended May 31, 2013, compared to $5.6 million in the six months ended May 31, 2012.

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Selling, general and administrative expenses were $238.9 million in the six months ended May 31, 2013, compared to $196.5 million in the same period last year. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 11.3% in the six months ended May 31, 2013, from 14.0% in the six months ended May 31, 2012, due to improved operating leverage as a result of increased absorption per community.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $12.6 million in the six months ended May 31, 2013, related to the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities, primarily as a result of sales of homesites to third parties by one unconsolidated entity that resulted in $13.0 million of equity in earnings. This compared to Lennar Homebuilding equity in earnings (loss) of ($8.3) million in the six months ended May 31, 2012, which included $5.4 million of valuation adjustments related to asset sales at Lennar Homebuilding's unconsolidated entities.
Lennar Homebuilding other income, net, totaled $1.6 million in the six months ended May 31, 2013, compared to $16.8 million in the six months ended May 31, 2012, which included a $15.0 million gain on the sale of an operating property.
Lennar Homebuilding interest expense was $101.1 million in the six months ended May 31, 2013 ($48.4 million was included in cost of homes sold, $1.6 million in cost of land sold and $51.1 million in other interest expense), compared to $86.1 million in the six months ended May 31, 2012 ($36.5 million was included in cost of homes sold, $1.0 million in cost of land sold and $48.6 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $45.3 million in the six months ended May 31, 2013, compared to $26.2 million in the six months ended May 31, 2012. The increase in profitability in the segment's mortgage and title operations was primarily due to an increase in the volume of transactions and a higher profit per transaction.
Rialto Investments
Operating earnings for the Rialto Investments segment were $4.5 million in the six months ended May 31, 2013 (which included $9.9 million of operating earnings offset by $5.4 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $13.7 million (which included $12.5 million of operating earnings and an add back of $1.2 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $51.3 million in the six months ended May 31, 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $65.7 million in the same period last year.

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Revenues decreased primarily due to lower interest income as a result of a decrease in the segment's portfolio of loans. Expenses in this segment were $60.1 million in the six months ended May 31, 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $10.6 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $63.6 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses in the same period last year. Expenses decreased primarily due to a decrease in loan servicing expenses.
Rialto Investments equity in earnings from unconsolidated entities was $10.7 million in the six months ended May 31, 2013, which was related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities was $24.0 million in the six months ended May 31, 2012, which included $8.9 million of net gains primarily related to unrealized gains for the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, $5.1 million of interest income earned by the AB PPIP fund and $10.6 million of equity in earnings related to the Company's share of earnings from Fund I.
The segment also had other income (expense), net, of $8.0 million in the six months ended May 31, 2013, which consisted primarily of realized gains on the sale of REO of $27.2 million and rental income, partially offset by expenses related to owning and maintaining REO and REO impairments. Rialto Investments other income (expense), net, was ($13.6) million in the six months ended May 31, 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments of REO, partially offset by realized gains on the sale of REO of $8.4 million, unrealized gains from acquisition of REO through foreclosure and rental income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $65.1 million, or 2.7% as a percentage of total revenues, in the six months ended May 31, 2013, compared to $56.0 million, or 3.4% as a percentage of total revenues, in the six months ended May 31, 2012. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of variable compensation expense.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $4.8 million and ($5.3) million, respectively, in the six months ended May 31, 2013 and 2012, primarily attributable to noncontrolling interests related to the Company's homebuilding and Rialto Investments operations.
Income Taxes
During the six months ended May 31, 2013, the Company concluded that it was more likely than not that a portion of its state deferred tax assets would be utilized. This conclusion was based on additional positive evidence including actual and forecasted earnings, as well as the Company generating cumulative pre-tax earnings over a rolling four year period including the second quarter of 2013. Accordingly, during the six months ended May 31, 2013, the Company reversed $66.4 million of its valuation allowance against its state deferred tax assets. This reversal was offset by a tax provision of $82.3 million primarily related to pre-tax earnings for the

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six months ended May 31, 2013. Therefore, the Company had a $15.9 million provision for income taxes in the six months ended May 31, 2013. During the six months ended May 31, 2012, the Company reversed $403.0 million of its valuation allowance against its deferred tax assets.
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a leading investment and asset management company focused on creating value by investing in and managing real estate properties, loans and securities. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding the housing recovery, development activity and land availability, our profitability, our operating leverage and new home orders. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, a delay in the recovery of real estate markets across the nation, or any further downturn in such markets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; natural disasters and other unforeseen damage, for which our insurance may not provide adequate coverage; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 25, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-4881 and entering 5723593 as the confirmation number.

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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Revenues:
Lennar Homebuilding	$1,281,344	808,088	2,149,788	1,432,521
Lennar Financial Services	119,096	88,595	214,976	156,810
Rialto Investments	25,684	33,472	51,306	65,680
Total revenues	$1,426,124	930,155	2,416,070	1,655,011

Lennar Homebuilding operating earnings	$158,440	55,820	225,578	75,809
Lennar Financial Services operating earnings	29,172	17,980	45,274	26,230
Rialto Investments operating earnings	8,530	7,471	9,881	12,527
Corporate general and administrative expenses	(33,853)	(29,168)	(65,123)	(56,010)
Earnings before income taxes	162,289	52,103	215,610	58,556
(Provision) benefit for income taxes	(19,491)	402,321	(15,854)	403,845
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	142,798	454,424	199,756	462,401
Less: Net earnings (loss) attributable to noncontrolling interests	5,362	1,721	4,828	(5,270)
Net earnings attributable to Lennar	$137,436	452,703	194,928	467,671

Average shares outstanding:
Basic	190,010	186,432	189,779	186,214
Diluted	226,655	218,011	226,336	215,912

Earnings per share:
Basic	$0.71	2.39	1.01	2.47
Diluted (1)	$0.61	2.06	0.88	2.16

Supplemental information:
Interest incurred (2)	$65,055	53,805	126,431	107,146

EBIT (3):
Net earnings attributable to Lennar	$137,436	452,703	194,928	467,671
Provision (benefit) for income taxes	19,491	(402,321)	15,854	(403,845)
Interest expense	54,831	44,810	101,120	86,149
EBIT	$211,758	95,192	311,902	149,975

(1)
Diluted earnings per share includes an add back of interest of $2.8 million and $5.7 million, respectively, for the three and six months ended May 31, 2013, and $2.9 million and $5.8 million, respectively, for the three and six months ended May 31, 2012, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Lennar Homebuilding revenues:
Sales of homes	$1,256,267	796,445	2,111,348	1,407,145
Sales of land	25,077	11,643	38,440	25,376
Total revenues	1,281,344	808,088	2,149,788	1,432,521

Lennar Homebuilding costs and expenses:
Cost of homes sold	952,983	617,495	1,619,067	1,100,317
Cost of land sold	18,979	8,959	29,327	19,795
Selling, general and administrative	136,608	105,388	238,850	196,475
Total costs and expenses	1,108,570	731,842	1,887,244	1,316,587
Lennar Homebuilding operating margins	172,774	76,246	262,544	115,934
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	13,461	(9,381)	12,594	(8,298)
Lennar Homebuilding other income (expense), net	(2,686)	12,758	1,580	16,825
Other interest expense	(25,109)	(23,803)	(51,140)	(48,652)
Lennar Homebuilding operating earnings	$158,440	55,820	225,578	75,809

Lennar Financial Services revenues	$119,096	88,595	214,976	156,810
Lennar Financial Services costs and expenses	89,924	70,615	169,702	130,580
Lennar Financial Services operating earnings	$29,172	17,980	45,274	26,230

Rialto Investments revenues	$25,684	33,472	51,306	65,680
Rialto Investments costs and expenses	28,305	30,198	60,076	63,568
Rialto Investments equity in earnings from unconsolidated entities	4,505	5,569	10,678	24,027
Rialto Investments other income (expense), net	6,646	(1,372)	7,973	(13,612)
Rialto Investments operating earnings	$8,530	7,471	9,881	12,527

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Deliveries - Homes:
East	1,603	1,350	2,743	2,412
Central	702	493	1,277	880
West	849	532	1,448	926
Southeast Florida	453	262	718	449
Houston	538	422	921	774
Other	319	163	543	263
Total	4,464	3,222	7,650	5,704
Of the total home deliveries listed above, 15 and 27, respectively, represent home deliveries from unconsolidated entities for the three and six months ended May 31, 2013, compared to 30 and 40, respectively, of home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$420,368	312,239	708,573	549,260
Central	180,676	112,460	328,633	197,387
West	277,940	164,363	458,689	290,378
Southeast Florida	123,883	70,879	195,734	120,667
Houston	135,812	96,626	234,807	177,394
Other	127,311	52,253	203,148	88,356
Total	$1,265,990	808,820	2,129,584	1,423,442
Of the total dollar value of home deliveries listed above, $9.7 million and $18.2 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and six months ended May 31, 2013, compared to $12.4 million and $16.3 million, respectively, of dollar value of home deliveries from unconsolidated entities in the same period last year.

New Orders - Homes:
East	2,385	1,605	3,937	2,851
Central	862	798	1,517	1,279
West	909	767	1,487	1,282
Southeast Florida	463	446	964	671
Houston	716	626	1,233	1,050
Other	370	239	622	370
Total	5,705	4,481	9,760	7,503
Of the total new orders listed above, 19 and 32, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2013, compared to 26 and 49, respectively, of new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$650,514	391,825	1,063,283	684,315
Central	230,866	184,843	405,958	288,894
West	328,565	225,099	518,662	382,697
Southeast Florida	137,635	113,002	288,308	175,464
Houston	189,482	155,091	327,328	253,038
Other	136,456	89,112	227,560	137,898
Total	$1,673,518	1,158,972	2,831,099	1,922,306
Of the total dollar value of new orders listed above, $12.7 million and $21.3 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and six months ended May 31, 2013, compared to $11.3 million and $20.2 million, respectively, of dollar value of new orders from unconsolidated entities in the same periods last year.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands)
(unaudited)

	May 31,
	2013	2012
Backlog - Homes:
East	2,570	1,387
Central	893	708
West	747	654
Southeast Florida	715	388
Houston	828	631
Other	410	202
Total	6,163	3,970
Of the total homes in backlog listed above, 10 homes represent the backlog from unconsolidated entities at May 31, 2013, compared to 11 homes in backlog from unconsolidated entities at May 31, 2012.

Backlog - Dollar Value:
East	$723,768	356,879
Central	246,142	156,407
West	263,624	189,645
Southeast Florida	233,857	108,294
Houston	227,906	155,357
Other	167,874	94,866
Total	$1,863,171	1,061,448
Of the total dollar value of homes in backlog listed above, $6.6 million represents the backlog dollar value from unconsolidated entities at May 31, 2013, compared to $4.9 million of backlog dollar value from unconsolidated entities at May 31, 2012.
Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2013	2012	2012
Lennar Homebuilding debt	$4,538,344	4,005,051	3,469,616
Total stockholders' equity	3,585,602	3,414,764	3,177,378
Total capital	$8,123,946	7,419,815	6,646,994
Lennar Homebuilding debt to total capital	55.9%	54.0%	52.2%

Lennar Homebuilding debt	$4,538,344	4,005,051	3,469,616
Less: Lennar Homebuilding cash and cash equivalents	727,505	1,146,867	667,111
Net Lennar Homebuilding debt	$3,810,839	2,858,184	2,802,505
Net Lennar Homebuilding debt to total capital (1)	51.5%	45.6%	46.9%

(1)
Net Lennar Homebuilding debt to capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity).